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                                                                    EXHIBIT 23.6


                                      Oppenheimer Tower
Oppenheimer & Co., Inc.               World Financial Center
                                      New York, New York 10281
                                      (212) 667-7000


Investment Banking Group


     We hereby consent to the inclusion of our opinion letter to the Board of Directors of SIS Bancorp, Inc. as an Annex to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed transactions among SIS Bancorp, Inc. and Glastonbury Bank & Trust Company; and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary--Our Reasons for the Merger," "Summary--Opinions of Financial Advisers," "The Merger--Background of the Merger," "The Merger--Recommendation of the SIS Board and Reasons for the Merger" and "The Merger--Opinions of Financial Advisers." In giving such consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (ii) that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                     Oppenheimer & Co., Inc.

                                     By: /s/Mary Anne Callahan
                                        ---------------------------------
                                         Mary Anne Callahan


New York, New York
October 24, 1997